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                                                                   Exhibit 99(g)


                           Amendment #5 to Exhibit A

     Exhibit A to Custodian Agreement dated as of July 1, 1996 between Bankers Trust Company and BT Institutional Funds is hereby amended:

The following is a list of Portfolios      The following is a list of Investment
referred to in the first WHEREAS clause    Portfolios referred to in Section 28
of the Agreement.                          of the Agreement.
Cash Management Fund Institutional         Cash Management Portfolio
Cash Reserves Fund Institutional           Cash Management Portfolio
Treasury Money Fund Institutional          Treasury Money Portfolio
International Equity Fund Institutional    International Equity Portfolio
Equity 500 Index Fund Premier              Equity 500 Index Portfolio
Liquid Assets Fund Institutional           Liquid Assets Portfolio
Treasury Assets Fund Institutional         Not applicable

Dated as of February 28, 2001


                                           BT INSTITUTIONAL FUNDS

                                           By: /s/ Daniel O. Hirsch

                                           Name: Daniel O. Hirsch

                                           Title: Secretary


                                           BANKERS TRUST COMPANY

                                           By: /s/ Ross C. Youngman

                                           Name: Ross C. Youngman

                                           Title: Managing Director